Exhibit 99.1
Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
VP, Corporate Finance
609-806-1200

CHURCH & DWIGHT REPORTS SECOND QUARTER 2013 RESULTS

Q2 Reported Net Sales up 13.1%, EPS up 8.9% to $0.61

Gross Margin Expanded 110 basis points to 44.6%

Affirms Full Year EPS Outlook of $2.79

EWING, NJ, August 2, 2013 – Church & Dwight Co., Inc. (NYSE:CHD) today reported net income for the quarter ended June 30, 2013 of $86.6 million or $0.61 per share, compared to net income of $79.3 million or $0.56 per share for the same period in 2012. Reported net sales for the second quarter increased 13.1% to $787.6 million.   Earnings per share increased 8.9%.

Second Quarter Review

Mr. Craigie, Chairman and Chief Executive Officer, commented, “We are pleased with our second quarter business results.  The global domestic and international consumer businesses, constituting over 90% of the company’s total sales, delivered organic growth of 3.2% driven by increased market share on six of our eight power brands.  Demand from the dairy customers of our Specialty Products business was significantly impacted by colder than normal weather, which reduced our consolidated organic sales growth to 1.8%, reflecting 2.7% volume growth and 0.9% unfavorable product mix and pricing.  We also exceeded our gross margin expectations and delivered the fourth consecutive quarter of 100+ basis points of gross margin expansion.”

Consumer Domestic net sales were $594.5 million, an $88 million or 17.4% increase over the prior year second quarter sales. Second quarter organic sales increased by 2.5%, primarily due to higher sales of ARM & HAMMER liquid laundry detergent, OXICLEAN laundry additives, TROJAN products, and FIRST RESPONSE diagnostic kits.  These increases were partially offset by lower sales of ARM & HAMMER powder laundry detergent, XTRA liquid laundry detergent, and NAIR depilatories.  Volume growth contributed 4.6% to the increase in sales, partially offset by 2.1% unfavorable product mix and pricing.

Consumer International net sales were $132.7 million, an $11.4 million or 9.4% increase over the prior year second quarter sales.  Second quarter organic sales increased by 6.3%, primarily due to stronger sales in Canada, the UK, and Australia.  Volume growth contributed 2.8% to the increase in sales, and 3.5% resulted from favorable product mix and pricing.

Specialty Products net sales were $60.4 million, an $8.2 million or 12.0% decrease over the prior year second quarter.  Second quarter organic sales decreased by 11.2%. The significant decrease is primarily attributable to colder than normal weather throughout the second quarter which resulted in a significant decline in demand from the dairy industry. Volume declines drove 10.9% of the decrease in sales, and 0.3% resulted from unfavorable product mix and pricing.

Gross margin expanded 110 basis points to 44.6% in the second quarter compared to 43.5% in the prior year second quarter.  The expansion is due primarily to the positive impact of productivity programs.  Commodity costs were flat in the quarter versus the prior year second quarter.

Marketing expense was $103.7 million in the second quarter, a $15.3 million or 17% increase over the prior year second quarter as we continue to increase the investment in our power brands.  Marketing expense as a percentage of net sales was 13.2%, a 50 basis points increase from the prior year second quarter.

Selling, general, and administrative expense (SG&A) was $106.8 million in the second quarter, a $14.6 million increase from the prior year second quarter primarily due to the inclusion of the recently acquired gummy vitamin business.  SG&A as a percentage of net sales was 13.6%, a 40 basis point increase from the prior year second quarter.

Income from operations was $140.5 million in the second quarter, an $18.1 million or 14.8% increase over the prior year second quarter.  Operating income as a percentage of net sales was 17.8%, a 20 basis point increase over the prior year second quarter.

The effective tax rate in the second quarter was 34.5%, compared to 35.6% in the prior year second quarter.  The Company expects the full year effective tax rate to be approximately 35%.

Cash Flow

For the first six months of 2013, net cash from operating activities was $161.0 million, a $28.2 million decrease from the prior year second quarter, due to a $36 million deferral of the December 2012 estimated federal tax payment to January 2013 as a result of Hurricane Sandy relief.  Capital expenditures were $20.1 million, a $19.9 million decrease from the first half of 2012 which included the construction of the Company’s Victorville, California plant.  Full year capital expenditures are estimated to be approximately $80 million.

Cash on hand as of June 30, 2013 was $274.1 million.

Standard & Poor’s Upgrade

On June 28, 2013, Standard & Poor’s upgraded the Company’s long-term corporate rating from BBB to BBB+.  The Company expects that the upgrade will further improve the Company’s ability to access capital as well as reduce future borrowing costs.

New Product Innovation

Mr. Craigie commented, “We continue to be pleased with the strength of our new product pipeline.  In the second quarter, we launched two highly innovative products: ARM & HAMMER ULTRA POWER concentrated liquid laundry detergent and a line of TROJAN lubricants, which are both off to a strong start.  In addition, we successfully launched the ORAJEL single dose cold sore treatment and licensed two hit songs by the popular band “1D” (One Direction) on our TOOTH TUNES musical toothbrush.  Our innovative new products have received strong distribution support from retailers and will continue to be supported by increased marketing spending with the expectation to deliver strong organic sales growth on both our value-oriented and premium priced products.”

Gummy Vitamin Update

Mr. Craigie stated, “The gummy vitamin business acquired in October 2012 is exceeding our growth and synergy expectations and is expected to be a major contributor to revenue and earnings growth in 2013 and future years.   The gummy vitamin category has grown rapidly in the latest 13 week and 52 week periods in measured channels.  Sales of our gummy vitamins are growing at a double-digit rate due to strong category growth and market share gains, and we are ahead of schedule in expanding gross margin.  In addition, we are increasing our marketing and research and development spending to optimize this terrific long-term growth opportunity.”

Outlook for 2013

Church & Dwight reaffirms its full year 2013 earnings per share outlook of $2.79, a 14% increase on a reported basis.

Mr. Craigie commented, “We continue to perform well in a challenging business environment.  Consumer spending and category growth are expected to remain weak in the second half of 2013 and, in some categories, are being exacerbated by increased price competition.  Nevertheless, we are in a strong position to continue to deliver value to our stockholders as a result of our unique portfolio of value and premium products, a strong pipeline of innovative new products and disciplined cost management.”

Mr. Craigie continued, “Given the continuing difficult business environment, we expect to deliver our 2013 earnings per share target in a different way than previously communicated.  Total reported net sales for the year are expected to increase at close to a double-digit rate.  Gummy vitamin sales are tracking ahead of expectations, but organic sales are expected to grow approximately 2% due largely to lower than expected sales of our Specialty Products business and our decision to be price competitive in the U.S. consumer business.  Despite the difficult pricing environment, we are raising our full year gross margin outlook by 25 basis points, to 50 to 75 basis points versus last year based on expected continued great progress of our productivity programs.  Importantly, within the EPS outlook, we are increasing our marketing investment to continue driving share gains on our power brands and support stronger organic sales when our categories return to historical growth rates.”

Mr. Craigie concluded, “With regard to the third quarter, we expect earnings per share of approximately $0.73, a 10.6% increase compared to last year’s third quarter reported EPS of $0.66.  Reported 2013 third quarter net sales growth compared to prior year is expected to be approximately 11 to 12%.  Organic sales growth is expected to be approximately 1 to 2%.  These projected results reflect increased marketing spending in the third quarter behind the innovative new products that are expected to drive the continued share growth of our power brands.”

Church & Dwight Co., Inc. (NYSE:CHD) will host a conference call to discuss second quarter 2013 results on August 2, 2013 at 10:00 a.m. (ET).  To participate, dial in at 877-741-4354, access code:  18057971  (International: 706-758-7438, same access code: 18057971).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 18057971).  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, the effect of product mix; the performance of our gummy vitamin business and other categories; earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margin; operating margin; marketing spending; commodity price increases; consumer spending; cost savings programs; marketing support; effective tax rate; net cash from operating activities; capital expenditures; competition; the Company’s borrowing capacity; and customer response to new products.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand); retailer actions in response to changes in consumer demand and the economy; raw material and energy prices; the financial condition of major customers and suppliers; interest rate and foreign currency exchange rate fluctuations; and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings; environmental matters; and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from these forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including the information in Item 1A (“Risk Factors”) in the Company’s annual report on Form 10-K.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net Sales	$787.6	$696.4	$1,566.9	$1,387.0
Cost of sales	436.6	393.4	865.8	781.5
Gross profit	351.0	303.0	701.1	605.5
Marketing expenses	103.7	88.4	182.6	156.4
Selling, general and administrative expenses	106.8	92.2	208.7	184.0
Income from Operations	140.5	122.4	309.8	265.1
Equity in earnings (losses) of affiliates	(1.1)	2.4	(0.5)	4.9
Other income (expense), net	(7.2)	(1.7)	(13.9)	(3.7)
Income before taxes	132.2	123.1	295.4	266.3
Income taxes	45.6	43.8	101.1	91.2
Net Income	$86.6	$79.3	$194.3	$175.1
Net Income per share - Basic	$0.62	$0.57	$1.40	$1.24
Net Income per share - Diluted	$0.61	$0.56	$1.38	$1.22
Dividends per share	$0.28	$0.24	$0.56	$0.48
Weighted average shares outstanding - Basic	138.5	139.5	138.4	140.9
Weighted average shares outstanding - Diluted	141.1	142.2	141.0	143.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2013	Dec. 31, 2012
Assets
Current Assets
Cash and Cash Equivalents	$274.1	$343.0
Accounts Receivable	327.4	303.1
Inventories	255.5	242.2
Other Current Assets	54.0	45.5
Total Current Assets	911.0	933.8
Property, Plant and Equipment (Net)	577.3	586.0
Equity Investment in Affiliates	23.5	23.0
Tradenames and Other Intangibles	1,224.3	1,254.9
Goodwill	1,222.4	1,213.8
Other Long-Term Assets	89.2	86.6
Total Assets	$4,047.7	$4,098.1
Liabilities and Stockholders’ Equity
Short-Term Debt	$154.8	$253.8
Other Current Liabilities	425.6	471.8
Total Current Liabilities	580.4	725.6
Long-Term Debt	649.5	649.4
Other Long-Term Liabilities	671.1	662.0
Stockholders’ Equity	2,146.7	2,061.1
Total Liabilities and Stockholders’ Equity	$4,047.7	$4,098.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2013	June 30, 2012

Net Income	$194.3	$175.1

Depreciation and amortization	46.3	39.3
Deferred income taxes	5.6	7.8
Non cash compensation	12.3	8.9
Other	6.3	1.3

Changes in assets and liabilities:
Accounts receivable	(30.7)	(11.9)
Inventories	(13.6)	(26.5)
Other current assets	(19.2)	2.4
Accounts payable and accrued expenses	(4.7)	7.8
Income taxes payable	(27.6)	3.6
Excess tax benefit on stock options exercised	(8.2)	(12.5)
Other	0.2	(6.1)
Net cash from operating activities	161.0	189.2

Capital expenditures	(20.1)	(40.0)
Investment in joint venture	(4.5)	(6.8)
Other	(1.1)	(1.4)
Net cash (used in) investing activities	(25.7)	(48.2)

Net change in short-term debt	(98.6)	29.8
Payment of cash dividends	(77.5)	(67.5)
Stock option related	20.9	30.2
Purchase of treasury stock	(50.3)	(200.4)
Lease incentive proceeds	10.9	-
Lease principal payments	(0.5)	-
Net cash (used in) financing activities	(195.1)	(207.9)

F/X impact on cash	(9.1)	(0.3)

Net change in cash and cash equivalents	$(68.9)	$(67.2)

2013 and 2012 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2013	6/30/2012	Change

Household Products	$354.0	$346.2	2.3%
Personal Care Products	240.5	160.3	50.0%
Consumer Domestic	594.5	506.5	17.4%
Consumer International	132.7	121.3	9.4%
Total Consumer Net Sales	727.2	627.8	15.8%
Specialty Products Division	60.4	68.6	-12.0%
Total Net Sales	$787.6	$696.4	13.1%

	Six Months Ended		Percent
	6/30/2013	6/30/2012	Change

Household Products	$712.8	$693.8	2.7%
Personal Care Products	472.7	323.3	46.2%
Consumer Domestic	1,185.5	1,017.1	16.6%
Consumer International	262.0	242.7	8.0%
Total Consumer Net Sales	1,447.5	1,259.8	14.9%
Specialty Products Division	119.4	127.2	-6.1%
Total Net Sales	$1,566.9	$1,387.0	13.0%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes, and the impact resulting from a timing shift in customer orders due to an SAP information systems upgrade. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the effect of sales timing shifts and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 6/30/2013

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	13.1%	15.8%	17.4%	9.4%	-12.0%
Add:
FX	0.2%	0.2%	−	0.9%	0.8%

Less:
Acquisitions	11.5%	12.8%	14.9%	4.0%	−

Organic Sales Growth	1.8%	3.2%	2.5%	6.3%	-11.2%

	Six Months Ended 6/30/2013

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	13.0%	14.9%	16.6%	8.0%	-6.1%
Add:
FX	0.3%	0.2%	−	1.1%	1.2%

Less:
Acquisition	10.7%	11.7%	13.7%	3.3%	−
Sales in Anticipation of ERP Conversion 2012	0.7%	0.7%	1.0%	−	0.8%

Organic Sales Growth	1.9%	2.7%	1.9%	5.8%	-5.7%